EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-169623, 333-165651, 333-46068) of Dynasil Corporation of America and Subsidiaries (the Company) of our report dated December 17, 2015, relating to our audits of the consolidated financial statements as of and for the years ended September 30, 2015 and 2014, which appears in this Annual Report on Form 10-K of Dynasil Corporation of America for the year ended September 30, 2015.

/s/ RSM US LLP

RSM US LLP

Boston, Massachusetts

December 17, 2015